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Exhibit 99

NEWS RELEASE
Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com
Contacts: Media: Harry Anderson (805) 563-6816 Investors: Diana Takvam (805) 563-6883

Tenet Refinances Debt At Lower Rate

        SANTA BARBARA, Calif.—June 20, 2002—Tenet Healthcare Corporation (NYSE: THC) announced today that it has agreed to issue $400 million in aggregate principal amount of its 5% Senior Notes due 2007 priced at 99.09% pursuant to its existing $2 billion shelf registration statement. The notes were underwritten by Credit Suisse First Boston and Salomon Smith Barney.

        In addition, Tenet announced today that it will redeem at par the approximately $300 million currently outstanding of its 6% Exchangeable Subordinated Notes due 2005.

        Tenet intends to use the net proceeds from the offering to pay for the redemption of its 6% Exchangeable Subordinated Notes and to repay other outstanding indebtedness.

        "These transactions enable us to lower our interest costs and to extend our maturities," said Stephen D. Farber, Tenet's treasurer and senior vice president, Corporate Finance. "We saw an opportunity in the market today and acted quickly to take advantage of it."

        Tenet Healthcare, through its subsidiaries, owns and operates 115 acute care hospitals with 28,512 beds and numerous related health care services. Its hospitals and subsidiaries employ approximately 113,750 people serving communities in 17 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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        Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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  Exhibit 99
Tenet Refinances Debt At Lower Rate